EXHIBIT 99.1
EXPLANATORY NOTE
Atmus Filtration Technologies Inc. (“Atmus” or the “Company”) is filing this Exhibit 99.1 to restate the unaudited condensed combined financial statements as of and for the three-month period ended March 31, 2023.
As disclosed in the Company’s Current Report on Form 8-K, to which this is Exhibit 99.1, the Company is restating its previously filed unaudited condensed combined financial statements as of and for the three-month period ended March 31, 2023. The Company identified errors within the condensed combined balance sheet as of March 31, 2023, and the statement of cash flows and the statement of changes in net parent investment for the three-month period ended March 31, 2023. Management identified the errors in the preparation of the financial statements for the three- and six-month period ended June 30, 2023. The errors principally included overstatements of related party receivables and related party payables and an understatement of net parent investment. The unaudited condensed combined financial statements as of and for the three-month period ended March 31, 2023 are being restated to correct these errors, as well as other errors previously identified and considered to be immaterial, both individually and in the aggregate at the time originally identified. Certain line items within the condensed combined balance sheet as of December 31, 2022, and the statement of cash flows and the statement of changes in net parent investment for the three-month period ended March 31, 2022 have been corrected for the impact of the errors discussed above, and other previously identified errors considered to be immaterial both individually and in the aggregate.
For more detailed information related to the restatement, refer to Note 1 to the Notes to Unaudited Condensed Combined Financial Statements – Description of the Business, Restatement and Revision of Previously Filed Unaudited Condensed Combined Financial Statements.
In addition to the restatement of the condensed combined financial statements and footnotes, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section has also been restated and Risk Factors disclosures have been updated.
A discussion of the Company’s internal control over financial reporting was not included in the original filing of these financial statements, and is being included here for the first time. Management has concluded that its disclosure controls and procedures were not effective as of March 31, 2023, and a material weakness in its internal control over financial reporting was identified.

ATMUS
CONDENSED COMBINED STATEMENTS OF NET INCOME
(Unaudited)

	Three months ended
In millions	March 31, 2023	March 31, 2022
NET SALES(a)	$418.6	$382.5
Cost of sales	308.8	301.1
GROSS MARGIN	109.8	81.4
OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	39.1	32.5
Research, development and engineering expenses	9.8	10.4
Equity, royalty and interest income from investees	8.4	8.7
Other operating expense, net	0.1	2.7
OPERATING INCOME	69.2	44.5
Interest expense	—	0.2
Other (expense)/income, net	(0.1)	0.7
INCOME BEFORE INCOME TAXES	69.1	45.0
Income tax expense	16.4	10.2
NET INCOME	$52.7	$34.8
_________
(a)Includes sales to related parties of $89.1 million for the three months ended March 31, 2023, compared with $85.9 million for the three months ended March 31, 2022.

ATMUS
CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three months ended
In millions	March 31, 2023	March 31, 2022
NET INCOME	$52.7	$34.8
Other comprehensive income, net of tax
Foreign currency translation adjustments	0.9	0.3
Total other comprehensive income, net of tax	0.9	0.3
COMPREHENSIVE INCOME	$53.6	$35.1

ATMUS
CONDENSED COMBINED BALANCE SHEETS
(Unaudited)

In millions	March 31, 2023 (Restated)	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Accounts and notes receivable, net
Trade and other	176.6	174.2
Related party receivables	64.4	61.8
Inventories	254.5	245.0
Prepaid expenses and other current assets	20.5	19.3
Total current assets	516.0	500.3
Long-term assets
Property, plant and equipment, net	152.5	148.4
Investments and advances related to equity method investees	84.1	77.0
Goodwill	84.7	84.7
Other assets	56.0	57.0
Total assets	$893.3	$867.4
LIABILITIES
Current liabilities
Accounts payable (principally trade)	$175.0	$145.9
Related party payables	60.1	82.0
Accrued compensation, benefits and retirement costs	16.4	18.2
Current portion of accrued product warranty	6.2	5.9
Other accrued expenses	79.1	79.0
Total current liabilities	336.8	331.0
Long-term liabilities
Accrued product warranty	10.2	9.6
Other liabilities	73.5	71.2
Total liabilities	$420.5	$411.8
NET PARENT INVESTMENT
Net parent investment	$527.7	$511.4
Accumulated other comprehensive loss	(54.9)	(55.8)
Total net parent investment	472.8	455.6
Total liabilities and net parent investment	$893.3	$867.4

ATMUS
CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
In millions	March 31, 2023 (Restated)	March 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$52.7	$34.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5.4	5.4
Deferred income taxes	3.5	0.1
Equity in income of investees, net of dividends	(6.8)	(7.2)
Foreign currency remeasurement and transaction exposure	(1.6)	1.9
Changes in current assets and liabilities
Trade and other receivables	(1.9)	(21.0)
Related party receivables	(2.7)	(7.7)
Inventories	(9.7)	(18.4)
Prepaid expenses and other current assets	(1.1)	(1.0)
Accounts payable	26.0	26.8
Related party payables	(22.1)	1.5
Other accrued expenses	(1.5)	(13.0)
Changes in other liabilities	4.9	0.4
Other, net	(2.3)	(2.8)
Net cash provided by operating activities	42.8	(0.2)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(6.4)	(0.8)
Investments in internal use software	—	(0.2)
Net cash used in investing activities	(6.4)	(1.0)
CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers to Parent	(36.4)	1.2
Net cash (used in) provided by financing activities	(36.4)	1.2
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	—
Net increase/(decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$—	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash investing and financing activities:
Change in Capital expenditures	$2.8	$3.9

ATMUS
CONDENSED COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT
(Unaudited)

In millions	Net Parent Investment	Accumulated Other Comprehensive Loss	Total
BALANCE AT DECEMBER 31, 2022	$511.4	$(55.8)	$455.6
Net income	52.7	—	52.7
Other comprehensive income, net of tax	—	0.9	0.9
Net transfers to Parent (Restated)	(36.4)	—	(36.4)
BALANCE AT MARCH 31, 2023 (RESTATED)	$527.7	$(54.9)	$472.8
BALANCE AT DECEMBER 31, 2021	$469.2	$(41.6)	$427.6
Net income	34.8	—	34.8
Other comprehensive income, net of tax	—	0.3	0.3
Net transfers to Parent	1.2	—	1.2
BALANCE AT MARCH 31, 2022	$505.2	$(41.3)	$463.9

ATMUS
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)
All quantitative disclosures will be noted in U.S. Dollars in the following footnotes unless otherwise stated.
NOTE 1. DESCRIPTION OF THE BUSINESS
Separation
The accompanying Condensed Combined Financial Statements of Atmus, a business of Cummins Inc. (“Atmus”, the “Company”, “we”, “us” or “our”), include the historical accounts of the filtration business of Cummins Inc. (the “Parent” or “Cummins”), a publicly traded company incorporated in Indiana (United States). On August 3, 2021, Cummins publicly announced it was exploring strategic alternatives for its filtration business, including the potential separation of the filtration business from Cummins into a standalone company. We are conducting an initial public offering of our common stock. Prior to the closing of this offering, Cummins will transfer to us substantially all of the assets and liabilities comprising its filtration business that will form our business going forward.
Cummins has informed us that, as of the date of this prospectus, following this offering, it intends to make a tax-free split-off, pursuant to which Cummins will offer its stockholders the option to exchange their shares of Cummins common stock for shares of our common stock in an exchange offer. If the exchange offer is undertaken and consummated and not fully subscribed because less than all shares of our common stock owned by Cummins are exchanged, the remaining shares of our common stock owned by Cummins may be offered in one or more subsequent exchange offers (together with the initial exchange offer, the “exchange offer(s)”) and/or distributed on a pro rata basis to Cummins stockholders whose shares of Cummins common stock remain outstanding after consummation of the exchange offer(s) (such distribution, together with the exchange offer(s), the “split-off”).
While Cummins intends to effect the split-off, Cummins has no obligation to pursue or consummate any further dispositions of its ownership interest in us, including through the split-off, by any specified date or at all. If pursued, the split-off may be subject to various conditions, including receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions and the receipt of a private letter ruling from the IRS, which has been received, and an opinion of a nationally recognized law or accounting firm to the effect that the separation and the debt-for-equity exchange, together with such split-off, will qualify as a transaction that is tax-free to Cummins and its stockholders for U.S. federal income tax purposes. The conditions to the split-off may not be satisfied; Cummins may decide not to consummate the split-off even if the conditions are satisfied; or Cummins may decide to waive one or more of these conditions and consummate the split-off even if all of the conditions are not satisfied.
Nature of Operations
The Atmus business operates, designs, manufactures and sells filters, coolant and chemical products. Atmus offers products for first fit and aftermarket applications including air filters, fuel filters, fuel water separators, lube filters, hydraulic filters, coolants, fuel additives and other filtration systems to original equipment manufacturers, dealers/distributors and end-users. Atmus supports a wide customer base in a diverse range of markets including on-highway, off-highway segments such as oil and gas, agriculture, mining, construction, power generation, marine and industrial markets. The Company produces and sells globally recognized Fleetguard branded products in over 150 countries including countries in North America, Europe, South America, Asia, Australia and Africa. Fleetguard products are available through thousands of distribution centers centers worldwide.
Atmus Contingent Debt Agreement
On September 30, 2022, we entered into a $1.0 billion credit agreement (“Credit Agreement”), consisting of a $400 million revolving credit facility and a $600 million term loan facility (“Facilities”), in anticipation of our separation from Cummins. Borrowings under the Credit Agreement will not become available under the Credit Agreement unless and until, among other things, there is a sale to the public of our shares. The Credit

Agreement will automatically terminate if no such public sale of our shares occurs on or prior to June 30, 2023. If borrowings become available under the Credit Agreement, the Facilities would mature on September 30, 2027.
Borrowings under the Credit Agreement would bear interest at varying rates, depending on the type of loan and, in some cases, the rates of designated benchmarks and the applicable election made by us. Generally, U.S. dollar-denominated loans would bear interest at an adjusted term Secured Overnight Financing Rate (SOFR) (which includes a 0.10 percent credit spread adjustment to SOFR) for the applicable interest period plus a rate ranging from 1.125 percent to 1.75 percent depending on our net leverage ratio.
Restatement and Revision of Previously Filed Combined Financial Statements
Restatement of Previously Filed Financial Statements
The Company identified errors within the unaudited condensed combined balance sheet, statement of changes in net parent investment and the statement of cash flows as of and for the three months ended March 31, 2023 primarily related to overstatement of related party receivables and related party payables and an understatement of net parent investment. The unaudited condensed combined financial statements as of and for the three months ended March 31, 2023 have been restated to correct for said errors. In conjunction with the restatement, the Company is also correcting for other previously identified errors, which were originally considered to be immaterial both individually and in the aggregate. This restatement had no impact on the Company's previously reported condensed combined statements of net income. We have also restated impacted amounts within the accompanying notes to the condensed combined financial statements, as applicable.
Revision of Previously Filed Financial Statements
The Company is also revising its combined financial statements as of and for each of the years ended December 31, 2022, 2021 and 2020 and the unaudited condensed combined financial statements as of and for the three months ended March 31, 2022 to reflect the impact of the errors discussed above and to correct for other previously identified errors, which were considered to be immaterial both individually and in the aggregate. We have also revised impacted amounts within the accompanying notes to the condensed combined financial statements, as applicable.
The following tables summarize the impact of these adjustments for the periods presented (figures presented are unaudited):

	March 31, 2023
	Previously Reported	Adjustments	As Restated
	(in millions)
Balance Sheet
Related Party Receivables	$68.8	$(4.4)	$64.4
Current Assets	520.4	(4.4)	516.0
Total Assets	$897.7	$(4.4)	$893.3
Related Party Payables	92.5	(32.4)	60.1
Current Liabilities	369.2	(32.4)	336.8
Total Liabilities	$452.9	$(32.4)	$420.5
Net Parent Investment	499.7	28.0	527.7
Total Equity	$444.8	$28.0	$472.8
Total Liabilities and Equity	$897.7	$(4.4)	$893.3

	For the Three Months Ended March 31, 2023
	Previously Reported	Adjustments	As Restated
	(in millions)
Statement of Net Parent Investment
Net Transfers to Parent	$(58.3)	$21.9	$(36.4)

	For the Three Months Ended March 31, 2023
	Previously Reported	Adjustments	As Restated
	(in millions)
Statement of Cash Flows
Change in:
Related Party Receivables	$(1.9)	$(0.8)	$(2.7)
Inventories	(2.9)	(6.8)	(9.7)
Accounts payable	28.8	(2.8)	26.0
Related Party Payables	(7.8)	(14.3)	(22.1)
Net cash provided by operating activities	$67.5	$(24.7)	$42.8
Capital expenditures	(9.2)	2.8	(6.4)
Net cash used in investing activities	$(9.2)	$2.8	$(6.4)
Net transfers to Parent	(58.3)	21.9	(36.4)
Net cash used in financing activities	$(58.3)	$21.9	$(36.4)
Change in Cash and Cash Equivalents	$—	$—	$—

	March 31, 2022
	Previously Reported	Adjustments	As Revised
	(in millions)
Balance Sheet
Inventories	$266.4	$(7.1)	$259.3
Current Assets	534.4	(7.1)	527.3
Total Assets	$906.3	$(7.1)	$899.2
Other Accrued Liabilities	60.2	3.4	63.6
Current Liabilities	339.3	3.4	342.7
Total Liabilities	$431.9	$3.4	$435.3
Net Parent Investment	515.7	(10.5)	505.2
Total Equity	$474.4	$(10.5)	$463.9
Total Liabilities and Equity	$906.3	$(7.1)	$899.2

	For the Three Months Ended March 31, 2022
	Previously Reported	Adjustments	As Revised
	(in millions)
Statement of Net Parent Investment
Net Transfers to Parent	$2.1	$(0.9)	$1.2

	For the Three Months Ended March 31, 2022
	Previously Reported	Adjustments	As Revised
	(in millions)
Statement of Cash Flows
Change in:
Accounts payable	$30.7	$(3.9)	$26.8
Other accrued expenses	(13.9)	0.9	(13.0)
Net cash provided by operating activities	$2.8	$(3.0)	$(0.2)
Capital expenditures	(4.7)	3.9	(0.8)
Net cash used in investing activities	$(4.9)	$3.9	$(1.0)
Net transfers to Parent	2.1	(0.9)	1.2
Net cash used in financing activities	$2.1	$(0.9)	$1.2
Change in Cash and Cash Equivalents	$—	$—	$—
NOTE 2. BASIS OF PRESENTATION
The accompanying unaudited Condensed Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States, on a standalone basis and reflect a combination of entities under common control that have been “carved out” of and derived from Cummins’ historical Consolidated Financial Statements and accounting records. The unaudited Condensed Combined Financial Statements reflect all adjustments which, in the opinion of management, are necessary for a fair statement of the results of operations, financial position and cash flows. All such adjustments are of a normal recurring nature. Accordingly, Cummins’ net investment in this business (“Net Parent Investment”) is presented in lieu of a controlling interest’s equity in the unaudited Condensed Combined Financial Statements. Therefore, the unaudited Condensed Combined Financial Statements reflect Atmus’s combined financial position, results of operations and cash flows as if the business was a standalone company prior to the separation. The preparation of the unaudited Condensed Combined Financial Statements required considerable judgment of management and reflects significant assumptions and allocations that management believes are reasonable. As a result, Atmus’s unaudited Condensed Combined Financial Statements may not be indicative of Atmus’s future performance and do not necessarily reflect what Atmus’s combined results of operations, financial condition and cash flows would have been had Atmus operated as a separate, publicly traded company during the periods presented.
During the periods presented, Atmus functioned as part of the larger group of businesses controlled by Cummins and accordingly, utilized centralized functions of Cummins, such as facilities and information technology, to support its operations. A portion of the shared service costs were historically allocated to Atmus. Cummins also performed certain corporate functions for Atmus. The corporate expenses related to Atmus have been allocated from the Parent. These allocated costs are primarily related to certain governance and corporate functions such as finance, treasury, tax, human resources, legal, investor relations and certain other costs. Where it is possible to specifically attribute such expenses to activities of Atmus, these amounts have been charged or credited directly to Atmus without allocation or apportionment. Allocation of other such expenses is based on a reasonable reflection of the utilization of the service provided or benefits received by Atmus during the periods presented on a consistent basis, such as a relative percentage of headcount and third-party sales. The aggregate costs allocated for these functions to Atmus are included within the unaudited Condensed Combined Statements of Net Income.
Historically, Atmus’s cash was transferred to the Parent on a daily basis. This arrangement is not reflective of the manner in which Atmus would have been able to finance its operations had it been a standalone business separate from the Parent during the periods presented.
Our Parent’s debt and related interest expense have not been allocated to us for any of the periods presented since we are not the legal obligor of the debt and our Parent’s borrowings were not directly attributable to us.
These interim unaudited Condensed Combined Financial Statements were prepared pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial information. Certain information and footnote disclosures normally included in annual financial statements were condensed or omitted as permitted by such rules and regulations.
These interim unaudited Condensed Combined Financial Statements should be read in conjunction with the annual, audited, Combined Financial Statements included within this registration statement. Our financial results for the three month periods presented are not necessarily indicative of results to be expected for any other interim period or for the entire year. The year-end Condensed Combined Balance Sheet data was derived from audited financial statements but does not include all required annual disclosures.
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Significant Accounting Estimates and Judgments
Preparation of financial statements requires management to make estimates and assumptions that affect reported amounts presented and disclosed in our interim Condensed Combined Financial Statements. Significant estimates and assumptions in these interim Condensed Combined Financial Statements require the exercise of judgment. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be different from these estimates.
In preparing these interim Condensed Combined Financial Statements, the significant judgments made by management in applying the Company’s accounting policies and the key sources of estimation and uncertainty were the same as those applied to the Combined Financial Statements.
Russian Operations
On March 17, 2022, Cummins’ Board of Directors decided to indefinitely suspend its operations in Russia due to the ongoing conflict in Ukraine. As a result of the suspension of operations, we evaluated the recoverability of assets in Russia and assessed other liabilities that may have been incurred. We have experienced, and expect to continue to experience, an inability to collect customer receivables. We also determined that we have some inventory items that were designated specifically for Russia which will not be able to be used elsewhere.
As a result of this suspension, approximately $1.7 million of accounts receivable were reserved for and $0.6 million of inventory was written off during 2022. As of March 31, 2023, the accounts receivable reserves for our

Russia operations were $1.5 million and no additional inventory was written off during the quarter. The expense recognized in 2022 was recorded within Other operating expense, net and Cost of sales, respectively, in the Condensed Combined Statements of Net Income.
NOTE 4: REVENUE FROM CONTRACTS WITH CUSTOMERS
Disaggregation of Revenue
Revenue by Geographic Area
The table below presents our combined sales by geographic area. Net sales attributed to geographic areas were based on the location of the customer.

	Three months ended
In millions	March 31, 2023	March 31, 2022
United States	$196.2	$175.0
Other international	222.4	207.5
Total net sales	$418.6	$382.5
Revenue by Product Category
The table below presents our combined sales by product category:

	Three months ended
In millions	March 31, 2023	March 31, 2022
Fuel	$188.2	$167.2
Lube	73.4	75.5
Air	72.1	62.4
Other	84.9	77.4
Total net sales	$418.6	$382.5
NOTE 5: EQUITY, ROYALTY AND INTEREST INCOME FROM INVESTEES
Equity, royalty and interest income from investees, net of applicable taxes, was as follows:

	Three months ended
In millions	March 31, 2023	March 31, 2022
Shanghai Fleetguard Filter Co. Ltd	$0.9	$1.3
Fleetguard Filters Pvt. Ltd.	5.8	5.8
Filtrum Fibretechnologies Pvt. Ltd	0.1	0.1
Atmus share of net income	6.8	7.2
Royalty and interest income	1.6	1.5
Equity, royalty and interest income from investees	$8.4	$8.7
NOTE 6: INCOME TAXES
Our effective tax rate for the three months ended March 31, 2023, was 23.7%. Our effective tax rate for the three months ended March 31, 2022, was 22.7%. The Company’s effective tax rate differs from the U.S. statutory rate primarily due to differences in rates applicable to foreign subsidiaries, withholding taxes, and state income taxes. The three months ended March 31, 2023 contained no material net discrete tax items.

Discrete tax items in the three months ended March 31, 2022, contained unfavorable net discrete tax items of $1.6 million, due to $1.0 million of unfavorable withholding tax adjustments, $0.5 million of unfavorable changes in tax reserves and $0.1 million of other unfavorable discrete items.
NOTE 7: INVENTORIES
Inventories are stated at the lower of cost or net realizable value. Inventories included the following:

In millions	March 31, 2023	December 31, 2022
Finished products	$182.4	$195.9
Work-in-process and raw materials	102.4	92.4
Inventories at FIFO cost	284.8	288.3
Excess of FIFO over LIFO	(30.3)	(43.3)
Total inventories	$254.5	$245.0
NOTE 8: PRODUCT WARRANTY LIABILITY
A tabular reconciliation of the product warranty liability, including accrued product campaigns, was as follows:

	Three months ended
In millions	March 31, 2023	March 31, 2022
Balance, beginning of year	$15.5	$23.9
Provision for base warranties issued	3.0	0.9
Payments made during period	(1.3)	(1.2)
Changes in estimates for pre-existing product warranties	(0.8)	(1.3)
Balance, end of period	$16.4	$22.3
Warranty liabilities on our Condensed Combined Balance Sheets were as follows:

In millions	March 31, 2023	December 31, 2022
Current portion	$6.2	$5.9
Long-term portion	10.2	9.6
Total	$16.4	$15.5
Fuel Heater Campaign Accrual
Quality issues were identified with a particular application of a fuel heater which primarily impacted one customer, resulting in a recall campaign. A total of $24.2 million was accrued for this campaign during the years ended December 31, 2020 and 2019. The remaining accrual balance at March 31, 2023 is $9.0 million with approximately $4.0 million in current portion of accrued product warranty and approximately $5.0 million in accrued product warranty on our Condensed Combined Balance Sheet.
NOTE 9: COMMITMENTS AND CONTINGENCIES
Legal Proceedings
We are subject to several lawsuits and claims arising out of the ordinary course of our business, including actions related to product liability; the use and performance of our products; warranty matters; product recalls; patent, trademark or other intellectual property infringement; contractual liability; the conduct of our business; tax reporting in foreign jurisdictions; distributor termination; workplace safety; and environmental matters. We have denied liability with respect to many of these lawsuits, claims and proceedings and are vigorously defending such lawsuits, claims and proceedings. We carry various forms of commercial, property and casualty, product liability and other forms of insurance; however, such insurance may not be applicable or adequate to cover the costs associated with a judgment against us with respect to these lawsuits, claims and proceedings. We do not believe that these lawsuits are material individually or in the aggregate. While we believe we have also established adequate accruals for our expected future liability with respect to pending lawsuits, claims and proceedings, where the nature and extent of any such liability can be reasonably estimated based upon presently available information, there can be no assurance that the final resolution of any existing or future lawsuits, claims or proceedings will not have a material adverse effect on our business, results of operations, financial condition or cash flows.
Indemnifications
Periodically, we enter into various contractual arrangements where we agree to indemnify a third-party against certain types of losses. Common types of indemnities include:
•product liability and license, patent or trademark indemnifications;
•asset sale agreements where we agree to indemnify the purchaser against future environmental exposures related to the asset sold; and
•any contractual agreement where we agree to indemnify the counterparty for losses suffered as a result of a misrepresentation in the contract.
We regularly evaluate the probability of having to incur costs associated with these indemnities and accrue for expected losses that are probable. Because the indemnifications are not related to specified known liabilities and due to their uncertain nature, we are unable to estimate the maximum amount of the potential loss associated with these indemnifications.
NOTE 10: ACCUMULATED OTHER COMPREHENSIVE LOSS
Following are the changes in accumulated other comprehensive income (loss) by component for the three months ended:

In millions	Change in pensions and other postretirement defined benefit plans	Foreign currency translation adjustments	Total
Balance at December 31, 2022	$0.9	$(56.7)	$(55.8)
Other comprehensive income before reclassifications
Before-tax amount	—	0.9	0.9
Tax benefit (expense)	—	—	—
After-tax amount	—	0.9	0.9
Net current period other comprehensive income	—	0.9	0.9
Balance at March 31, 2023	$0.9	$(55.8)	$(54.9)
Balance at December 31, 2021	$(1.5)	$(40.1)	$(41.6)
Other comprehensive income before reclassifications
Before-tax amount	—	0.3	0.3
Tax benefit (expense)	—	—	—
After-tax amount	—	0.3	0.3
Net current period other comprehensive income	—	0.3	0.3
Balance at March 31, 2022	$(1.5)	$(39.8)	$(41.3)
NOTE 11: RELATIONSHIP WITH PARENT AND RELATED PARTIES
Historically, Atmus has been managed and operated in the normal course of business with other affiliates of Cummins. Accordingly, certain shared costs have been allocated to Atmus and reflected as expenses in the

Condensed Combined Financial Statements. Management of Cummins and Atmus consider the allocation methodologies used to be reasonable and appropriate reflections of historical expenses of Cummins attributable to Atmus for purposes of the Condensed Combined Financial Statements; however, the expenses reflected in the Condensed Combined Financial Statements may not be indicative of the actual expenses that would have been incurred during the periods presented if Atmus historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the Condensed Combined Financial Statements may not be indicative of expenses that will be incurred in the future by Atmus.
Corporate Costs/Allocations
The Condensed Combined Financial Statements include corporate costs incurred by Cummins for services that are provided to or on behalf of Atmus. Such costs represent shared services and infrastructure provided by Cummins, including information technology, administrative, finance, human resources, legal, and other corporate and infrastructure services.
The corporate costs reflected in the Condensed Combined Financial Statements consist of direct charges to the business and indirect allocations to Atmus. The costs that are directly charged to Atmus, such as Cummins Business Services, are primarily determined based on actual usage.
Indirect allocations are related to shared services and infrastructure provided by Cummins that would benefit Atmus but have not been directly charged to the business in a manner discussed above. These corporate costs are allocated to Atmus using methods management believes are consistent and reasonable. The primary allocation factor is third-party revenue; however, other relevant metrics are also utilized based on the nature of the underlying activities. For example, headcount is used as the allocation driver to allocate the human resource departmental costs.
The expenses allocated and directly charged reflect all expenses that the Parent incurred on behalf of the Company. The expenses reflected in the Condensed Combined Financial Statements may not be indicative of the actual expenses that would have been incurred during the period presented if Atmus historically operated as a separate, stand-alone entity. All corporate charges and allocations have been deemed paid by Atmus to Cummins in the period in which the cost was recognized in the Condensed Combined Statements of Income.
Total corporate costs allocated to Atmus were $8.2 million for the three months ended March 31, 2023, compared with $13.8 million for the three months ended March 31, 2022. Allocated corporate costs are included in Cost of sales, Selling, general and administrative expenses, Net sales, Research, development and engineering expenses and Other income, net.
Cash Management and Financing
Cummins uses a centralized approach to cash management and financing its operations, including the operations of Atmus. Accordingly, no cash and cash equivalents have been allocated to Atmus in the Condensed Combined Financial Statements. All debt is financed by Cummins and financing decisions for wholly and majority owned subsidiaries are determined by Cummins’s corporate treasury operations.
Related Party Balances
Atmus had trade receivables of $49.6 million and $52.0 million for products sold and accounts payable of $50.7 million and $57.6 million for products purchased in the ordinary course with Cummins as of March 31, 2023 and December 31, 2022, respectively. Our sales to Cummins were $76.7 million for the three months ended March 31, 2023, compared to $74.4 million for the three months ended March 31, 2022, respectively.

NOTE 12: SUPPLEMENTAL BALANCE SHEET DATA
Other assets included the following:

In millions	March 31, 2023	December 31, 2022
Deferred income taxes	$8.1	$14.3
Operating lease assets	37.1	32.4
Long-term receivables	3.1	3.1
Other	7.7	7.2
Other assets	$56.0	$57.0
Other accrued expenses included the following:

In millions	March 31, 2023	December 31, 2022
Other taxes payables	$6.8	$7.5
Marketing accruals	38.2	47.3
Current portion of operating lease liabilities	10.1	9.0
Current portion of finance lease liabilities	0.3	0.4
Income taxes payable	16.0	6.0
Other	7.7	8.8
Other accrued expenses	$79.1	$79.0
Other liabilities included the following:

In millions	March 31, 2023	December 31, 2022
Deferred income taxes	$4.5	$7.3
Operating lease liabilities	27.9	23.2
Long-term income taxes	30.4	29.8
Other long-term liabilities	10.7	10.9
Other liabilities	$73.5	$71.2
NOTE 13: SUBSEQUENT EVENTS
Management has evaluated subsequent events through the date the Condensed Combined Financial Statements were available to be re-issued on August 7, 2023. No subsequent events were identified.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The discussion and analysis presented below refers to and should be read in conjunction with (i) the historical combined financial statements and the accompanying notes, (ii) the unaudited condensed combined financial statements and the accompanying notes and (iii) the unaudited pro forma condensed combined financial information and the accompanying notes, each included elsewhere in this prospectus. To the extent that this discussion describes prior performance, the explanations only relate to the described periods, which may not be indicative of our future performance. This discussion and analysis contains forward-looking statements and the matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see “Risk Factors” and “Cautionary Statement Concerning Forward-looking Statements” for a discussion of certain of the uncertainties, risks and assumptions associated with these statements.
The following is the discussion and analysis of changes in the financial condition and results of operations for the three months ended March 31, 2023 compared to the three months ended March 31, 2022.
General Overview
Company Overview
Atmus is one of the global leaders of filtration products for on-highway commercial vehicles and off-highway agriculture, construction, mining and power generation vehicles and equipment. We design and manufacture advanced filtration products, principally under the Fleetguard brand, that enable lower emissions and provide superior asset protection. We estimate that approximately 16% of our net sales in 2022 were generated through first-fit sales to OEMs, where our products are installed as components for new vehicles and equipment, and approximately 84% were generated in the aftermarket, where our products are installed as replacement or repair parts, leading to a strong recurring revenue base. Building on our 65-year history, we continue to grow and differentiate ourselves through our global footprint, comprehensive offering of premium products, technology leadership and multi-channel path to market.
Basis of Presentation
The discussion below relates to the financial position and results of operations of a combination of entities under common control that have been “carved out” of Cummins’ historical combined financial statements and accounting records. The preparation of the historical combined financial statements required considerable judgment of management of Cummins and Atmus and reflects significant assumptions and allocations that management of Cummins and Atmus believe are reasonable. The historical combined financial statements reflect our historical financial position, results of operations and cash flows, in conformity with U.S. GAAP. Refer to Note 2, “BASIS OF PRESENTATION”, to the historical combined financial statements and unaudited condensed combined financial statements included elsewhere in this prospectus for additional information.
Separation and Split-Off from Cummins Inc.
On August 3, 2021, Cummins publicly announced it was exploring strategic alternatives for its filtration business, including the potential separation of the filtration business from Cummins into a standalone company. We are conducting an initial public offering of our common stock. Prior to the closing of this offering, Cummins will transfer to us substantially all of the assets and liabilities comprising its filtration business that will form our business going forward.
Cummins has informed us that, as of the date of this prospectus, following this offering, it intends to make a tax-free split-off, pursuant to which Cummins will offer its stockholders the option to exchange their shares of Cummins common stock for shares of our common stock in an exchange offer. If the exchange offer is undertaken and consummated and not fully subscribed because less than all shares of our common stock owned by Cummins are exchanged, the remaining shares of our common stock owned by Cummins may be offered in one or more subsequent exchange offers (together with the initial exchange offer, the “exchange offer(s)”) and/or distributed on a pro rata basis to Cummins stockholders whose shares of Cummins common stock remain outstanding after consummation of the exchange offer(s) (such distribution, together with the exchange offer(s), the “split-off”’).

While, as of the date of this prospectus, Cummins intends to effect the split-off, Cummins has no obligation to pursue or consummate any further dispositions of its ownership interest in us, including through the split-off, by any specified date or at all. If pursued, the split-off may be subject to various conditions, including receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions and the receipt of a private letter ruling from the IRS, which has been received, and an opinion of a nationally recognized law or accounting firm to the effect that the separation, together with such split-off, will qualify as a transaction that is tax-free to Cummins and its stockholders for U.S. federal income tax purposes. The conditions to the split-off may not be satisfied; Cummins may decide not to consummate the split-off even if the conditions are satisfied; or Cummins may decide to waive one or more of these conditions and consummate the split-off even if all of the conditions are not satisfied. The split-off is not being effected pursuant to this prospectus and the underwriters of this offering are not acting as underwriters for the split-off.
Change in Control Considerations
Transactions to implement this offering, the separation and the proposed subsequent split-off of Cummins’ equity interest in us will constitute a change in control under our joint venture in India (FFPL), resulting in the potential loss of board representation. This would effectively result in the loss of the ability to prevent certain significant actions and may result in a reduction or elimination of dividends received. See “Risk Factors — Risks Related to our Business Operations”. Additionally, a significant reduction in the level of contribution by our joint venture in India (FFPL) to our net income would likely have a material adverse effect on our business, financial condition or results of operations. See “Equity, royalty and interest income from investees” below.
Factors Affecting Our Performance
Our financial performance depends, in large part, on varying conditions in the markets we serve. Demand in these markets tends to fluctuate in response to overall economic conditions. Our revenues may also be impacted by OEM inventory levels, production schedules, commodity prices, stoppages and supply chain challenges. Economic downturns in markets we serve generally result in reduced sales of our products and can result in price reductions in certain products and/or markets. As a worldwide business, our operations are also affected by currency, political, economic, public health crises, epidemics or pandemics and regulatory matters, including adoption and enforcement of environmental and emission standards, in the countries we serve. Some of the more important factors are briefly discussed below.
Impact of the COVID-19 pandemic
The outbreak of COVID-19 in early 2020, along with the response to the pandemic by governmental and other actors, triggered a significant downturn in our markets globally, which negatively impacted our sales and results of operations during 2020. While the majority of the negative impacts to demand largely subsided in 2021, we still experienced supply chain disruptions and related increased cost of sales in 2022. In the first half of 2022, the resurgence of COVID-19 in China led to lockdowns in several cities that negatively impacted the economy and our end markets. Among the cities impacted by these lockdowns was Shanghai, which resulted in the shutdowns of our and our China joint ventures’ Shanghai- based facilities, and the results from our China operations were adversely impacted for the year ended December 31, 2022.
While our operations have not been materially impacted in the three months ended March 31, 2023, cases of COVID-19 and other respiratory diseases could increase, the severity of which could provoke government lockdowns and impact our existing supply chain by delaying the delivery of materials used in our products. To the extent lockdowns are used to combat COVID-19 or another pandemic in the future, we expect they would contribute to further disruptions in the global supply chain, which may materially and negatively impact both our future net sales and profitability. Given the unpredictable nature of COVID-19 and the response to it, we cannot predict the impact on future periods at this time.
Market demand
Aftermarket demand remained strong in the first quarter of 2023 across many of our end markets. However, we anticipate a slowdown in these markets in the second half of 2023 due to a decline in global economic activity. Demand for our first-fit products remains strong across many of our markets driven by strong economic activity in on-highway markets due to increased demand for goods and services and in off-highway markets driven by increased construction and infrastructure spend. We have continued to increase prices as a result of significant increases in our cost base and to account for technology advancements in the products we provide our customers, which has contributed to higher net sales in 2021, 2022 and in the three months ended March 31, 2023; and we expect price increases to slow in the second half of 2023.
Supply chain constraints
The COVID-19 pandemic triggered a significant downturn in our markets globally, which negatively impacted our sales and results of operations during 2020. While the negative impacts to demand largely subsided in 2021, we continued to experience supply chain disruptions in 2022, including longer lead times for materials used in manufacturing our products and increased commodity prices, and related financial impacts reflected as increased cost of sales. Beginning in 2020 and continuing through the first quarter of 2023, our industry was unfavorably impacted by supply chain constraints leading to shortages across multiple components categories and limiting our collective ability to meet end-user demand. Our customers also experienced other supply chain issues and slowed production.
As we adjusted to the recovery from the COVID-19 pandemic and the rapid return of demand in many manufacturing industries in 2022, we continued to experience supply chain disruptions, incremental costs and related challenges throughout the supply chain. We continue to monitor the supply chain disruptions utilizing early detection monitoring complemented by structured supplier risk and resiliency assessments. We have increased the frequency of formal and informal supplier engagement to address potentially impactful supply base constraints and enhanced collaboration to develop specific countermeasures to mitigate risks. Our global team, located in different regions of the world, uses various approaches to identify and resolve threats to supply continuity. Should the supply chain issues continue for an extended period of time or worsen, the impact on our production and supply chain could have a material adverse effect on our results of operations, financial condition and cash flows. Our management team continues to monitor and evaluate all of these factors and the related impacts on our business and operations, and we are diligently working to minimize the supply chain impacts to our business and to our customers.
As a result of the recent supply chain constraints described above and an increased demand for our products by customers seeking to secure their supply, we experienced an increase in sales orders in 2021 compared to 2020, resulting in elevated backorders during 2022. When on backorder, an order is generally subject to cancellation on reasonable notice without cancellation charges, and therefore are not considered firm. We work closely with our customers to meet their demand and are working through our backorders as efficiently as possible. The backorder position continued to improve throughout 2022 and into the first quarter of 2023 and is expected to stabilize further in the second quarter of 2023.
Commodity prices, labor, inflation and foreign currency exchange rates
The current economic environment has resulted, and may continue to result, in material price increases and inflation of many of our raw material, supply chain, transportation and other costs. Material cost pressures are driven largely by steel, resin and other petrochemical products. Supply chain costs have been largely driven by freight, with additional labor and overhead impact. Collectively, these pressures have driven an increase in cost of sales, which we expect to remain elevated throughout 2023. To mitigate these pressures we instituted pricing actions, which we expect should, over time, offset these cost increases. However, there is a lag between when we incur cost increases for material inputs to our product, and when we are able to realize the benefits of our price increases, leading to an adverse impact on profit margins. We continue to look for alternate competitive supply sources, adjust the materials we use and improve our design and production methods to minimize the impact from cost increases, but these alternate strategies may not be sufficient to overcome such adverse impact.
Further, the labor market for skilled manufacturing remains tight and our labor costs have increased as a result. Retaining talent is critical to the success of our company. We strive to ensure we have the right culture for all our employees, and that starts with caring and inclusiveness of all people across all backgrounds and regions. We strive to retain employees by offering competitive wages and benefits and opportunities for growth and development, as well as promoting a safe place to work. We expect our selling, general and administrative expenses to increase beginning in the second quarter of 2023 as a result of higher merit-based employee compensation, which will lead to an adverse impact on profit margins. Material, transportation, labor and other cost inflation impacted, and could continue to impact, our results of operations, financial condition and cash flows.

The appreciation of the U.S. dollar against foreign currencies in 2022 has had a negative impact on our consolidated results of operations due to translation impacts which has continued to negatively impact our results of operations in the first quarter of 2023 and may continue to have a negative impact through the remainder of 2023.
Maintaining strong distribution relationships with our channel partners
We maintain strong distribution relationships with all of our channel partners which include OEM dealers, independent distributors and retail outlets, including truck stops. The majority of our sales to first-fit, where filtration products are installed as components for new vehicles, are through OEMs with which we have strong relationships. Our relationships with OEMs also help drive our aftermarket business because they provide us with access to the dealer network of our OEM customers. In many markets the OEM dealers are the preferred source of service for the end-users. Replacement filters are sold through channels in the aftermarket, and typically shipped directly from our distribution centers to OEM dealers and channel partners which further enhances our direct connection with our broad customer and end-user base. End-users of our filters are able to acquire products through the various channels, usually preferring filters that meet or exceed OEM requirements. Our comprehensive distribution coverage is vital to maintaining our broad reach, global presence, and premium brand.
Maintaining strong relationships with our joint ventures
Maintaining strong relationships with our joint ventures is important for maintaining our global presence and achieving future growth initiatives. We have an established footprint and long-standing, successful relationships in developing and emerging markets, like China and India. The presence of joint ventures in China and India furthers our global reach and our ability to develop products for the local market.
Standalone costs
Following the separation, we expect to incur additional costs associated with becoming a standalone public company. During the second half of 2022, we incurred approximately $9.0 million of one-time expenses, and during the first quarter of 2023, we incurred approximately $4.2 million of one-time expenses. We expect to incur one-time expenses of approximately $30 million to $50 million between now and December 31, 2024. In addition, we incurred approximately $0.5 million and $0.7 million of capital expenditures in connection with our separation during the fourth quarter of 2022 and first quarter of 2023, respectively. We expect to incur capital expenditures in connection with our separation of approximately $20 million to $40 million between now and December 31, 2024. The actual amount of the one-time expenses and capital expenditures we will incur as a stand-alone public company and as part of our separation from Cummins may be higher, perhaps significantly, from our current estimates for a number of reasons, including, among others, the final terms we are able to negotiate with service providers, as well as additional costs we may incur that we have not currently anticipated. Additionally, the actual timing of when we incur these incremental expenses may be different, perhaps significantly, from our current estimates for a number of reasons, including, among others, unforeseen events that may cause delays or interruptions in our plans or our service providers’ ability to provide their services. See “Unaudited Pro Forma Condensed Combined Financial Information” for a description of the incremental recurring costs and the one-time expenses we expect to incur.
In addition, following this offering, we expect to have increased selling, general and administrative expenses due in part to higher compensation expenses relating to our employees as a result of the long-term incentive plan we are implementing in connection with this offering. See “Executive and Director Compensation — Compensation Discussion and Analysis — Long-Term Incentive Compensation” for a description of our incentive plan going forward.

Results of Operations

	Three Months Ended		Favorable/ (Unfavorable)
	March 31, 2023	March 31, 2022	Amount	%
NET SALES	$418.6	$382.5	$36.1	9.4%
Cost of sales	308.8	301.1	(7.7)	(2.6)%
GROSS MARGIN	$109.8	$81.4	$28.4	34.9%
OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	39.1	32.5	(6.6)	(20.3)%
Research, development and engineering expenses	9.8	10.4	0.6	5.8%
Equity, royalty and interest income from investees	8.4	8.7	(0.3)	(3.4)%
Other operating expense, net	0.1	2.7	2.6	96.3%
OPERATING INCOME	$69.2	$44.5	$24.7	55.5%
Interest expense	—	0.2	0.2	100.0%
Other (expense)/income, net	(0.1)	0.7	(0.8)	(114.3)%
INCOME BEFORE INCOME TAXES	$69.1	$45.0	$24.1	53.6%
Income tax expense	16.4	10.2	(6.2)	(60.8)%
NET INCOME	$52.7	$34.8	$17.9	51.4%

	Three Months Ended		Favorable/ (Unfavorable)
Percent of net sales	March 31, 2023	March 31, 2022	Percentage Points
Gross margin	26.2%	21.3%	4.9
Selling, general and administrative expenses	9.3%	8.5%	(0.8)
Research, development and engineering expenses	2.3%	2.7%	0.4
Three Months Ended March 31, 2023 Compared to the Three Months Ended March 31, 2022
Net Sales
Net sales were $418.6 million (which included related party sales of $89.1 million) for the three months ended March 31, 2023, an increase of $36.1 million compared to $382.5 million (which included related party sales of $85.9 million) for the three months ended March 31, 2022. Of the total net sales increase of $36.1 million, consisting of $32.9 million in increased external sales and $3.2 million in increased related party sales, approximately $35.9 million was due to increased pricing for OEM and aftermarket products across all major regions we serve due to higher inflationary costs. Additionally, we saw higher volumes which increased net sales by $7.1 million which more than offset the negative impacts of currency of $6.9 million.
Gross Margin
Gross margin was $109.8 million for the three months ended March 31, 2023, an increase of $28.4 million compared to $81.4 million for the three months ended March 31, 2022. The increase in gross margin was mainly due to favorable pricing as described above (approximately $35.9 million), as well as higher sales volumes (approximately $2.5 million) and slightly favorable commodities and freight costs (approximately $2.6 million), partially offset by unfavorable currency impacts (approximately $3.7 million). Gross margin as a percentage of net sales was 26.2% for the three months ended March 31, 2023, an increase of 4.9 percentage points compared to 21.3% for the three months ended March 31, 2022. The increase in gross margin as a percentage of net sales was primarily due to pricing realization and improved material costs, slightly offset by unfavorable manufacturing costs including warranty.

Selling, General and Administrative Expenses
Selling, general and administrative expenses were $39.1 million for the three months ended March 31, 2023, an increase of $6.6 million compared to $32.5 million for the three months ended March 31, 2022. The increase is primarily driven by increased costs related to separation and higher variable compensation. Selling, general and administrative expenses as a percentage of net sales was 9.3% for the three months ended March 31, 2023, an increase of 0.8 percentage points compared to 8.5% for the three months ended March 31, 2022. The increase in selling, general and administrative expenses as a percentage of net sales is primarily driven by the costs related to separation and variable compensation being higher compared to the increase in net sales.
Research, Development and Engineering Expenses
Research, development and engineering expenses were $9.8 million for the three months ended March 31, 2023, a decrease of $0.6 million compared to $10.4 million for the three months ended March 31, 2022. Research, development and engineering expenses as a percentage of net sales was 2.3% for the three months ended March 31, 2023, a decrease of 0.4 percentage points compared to 2.7% for the three months ended March 31, 2022. The decrease in research, development and engineering expenses as a percentage of net sales was mainly due to net sales increasing at a higher rate than the increase in research, development and engineering expenses and lower corporate allocations.
Other Operating Expense, Net
Other operating expense, net was $0.1 million for the three months ended March 31, 2023, a decrease of $2.6 million compared to $2.7 million for the three months ended March 31, 2022. The decrease was primarily due to prior year asset write-offs related to a discontinued program and the establishment of reserves against accounts receivables from Russian customers in 2022 which did not recur.
Income Tax Expense
Our effective tax rate for the three months ended March 31, 2023 was 23.7%, an increase of 1.0 percentage point compared to 22.7% for the three months ended March 31, 2022. The increase was primarily due to the change in the mix of earnings among tax jurisdictions. The Company’s effective tax rate differs from the U.S. statutory rate primarily due to differences in rates applicable to foreign subsidiaries, withholding taxes and state income taxes.
The three months ended March 31, 2023, contained no material net discrete tax items.
Discrete tax items in the three months ended March 31, 2022, contained unfavorable net discrete tax items of $1.6 million, primarily due to $1.0 million of unfavorable withholding tax adjustments and $0.5 million of unfavorable changes in tax reserves.
Non-GAAP Measures
In addition to the results reported in accordance with U.S. GAAP, we have provided information regarding EBITDA, EBITDA margin and Adjusted EBITDA, which are non-GAAP financial measures and the key measures we use for determining how our business is performing. EBITDA is defined as earnings or losses before interest expense, income taxes, depreciation and amortization and EBITDA margin is defined as EBITDA as a percent of net sales. Adjusted EBITDA represents EBITDA after adding back certain one-time expenses associated with becoming a standalone public company. These standalone costs are reflected in cost of sales and selling, general and administrative expenses. We believe EBITDA and EBITDA margin are useful measures of our operating performance as they assist investors and debt holders in comparing our performance on a consistent basis without regard to financing methods, capital structure, income taxes or depreciation and amortization methods, which can vary significantly depending upon many factors. Additionally, we believe these metrics are widely used by investors, securities analysts, ratings agencies and others in our industry in evaluating performance. We believe Adjusted EBITDA is a useful measure of our operating performance as it allows investors and debt holders to compare our performance on a consistent basis without regard to one-time costs attributable to our becoming a standalone public company.
EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin are not in accordance with, or alternatives for, U.S. GAAP financial measures and may not be consistent with measures used by other companies. It should be considered supplemental data; however, the amounts included in the EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin calculations are derived from amounts included in the combined statements of net income. We do not consider our non-GAAP financial measures as superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP. Some of the limitations are:
•such measures do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•such measures do not reflect changes in, or cash requirements for, our working capital needs;
•such measures do not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.
To properly and prudently evaluate our business, we encourage you to review the historical combined financial statements and unaudited condensed combined financial statements included elsewhere in this prospectus, and not rely on a single financial measure to evaluate our business. A reconciliation of net income to EBITDA and Adjusted EBITDA is shown in the table below:

	Three months ended
In millions	March 31, 2023	March 31, 2022
NET INCOME	$52.7	$34.8
Plus:
Interest expense	—	0.2
Income tax expense	16.4	10.2
Depreciation and amortization	5.4	5.4
EBITDA (non-GAAP)	$74.5	$50.6
Plus:
One-Time Separation Costs(a)	$4.2	$—
Adjusted EBITDA (non-GAAP)	$78.7	$50.6
Net sales	$418.6	$382.5
Net income margin	12.6%	9.1%
EBITDA margin (non-GAAP)	17.8%	13.2%
Adjusted EBITDA margin (non-GAAP)	18.8%	13.2%
(a)Primarily comprised of one-time expenses for consulting services in connection with establishing Atmus as a stand-alone public company:

Three months ended March 31, 2023
Information Technology	$2.4
Human Resources	0.2
All Other	1.6
One-Time Separation Costs	$4.2

Liquidity and Capital Resources
Our principal sources of liquidity are expected to be operating cash flows, cash and cash equivalents and availability of undrawn capacity under our revolving credit facility, including committed credit facilities to be entered into prior to the completion of the separation. For a description of our revolving credit facility and the credit agreement, please see the section entitled “Description of Material Indebtedness.”
Upon completion of the separation and the debt financing, we expect to have a cash amount of approximately $110 million. This amount will be retained after we pay to Cummins upon the completion of this offering, as partial consideration for the filtration business that Cummins is contributing to us in connection with the separation:
•The amount of existing cash, plus
•The net proceeds from the term loan that we will enter into prior to the closing of this offering plus any amounts drawn under the revolving credit facility, less
•An amount of cash to be retained by us in an amount to be determined by Cummins.
Our management reviews our liquidity needs in determining any and all indebtedness options. We will also have the ability to access the capital markets following the separation. Our cash needs are expected to include funding of ongoing operations, making anticipated capital investments and supporting any future acquisitions. We continue to generate substantial cash from operating activities and believe that our operating cash flow and other sources of liquidity will be sufficient following the separation to allow us to manage our business and capital structure over the next twelve months.

	Three months ended
In millions	March 31, 2023 (Restated)	March 31, 2022 (Revised)
Net cash provided by/(used in) operating activities	$42.8	$(0.2)
Net cash used in investing activities	(6.4)	(1.0)
Net cash (used in)/provided by financing activities	(36.4)	1.2
Total increase (decrease) in cash	—	—
Cash at the beginning of the period	$—	$—
Cash at the end of the period	$—	$—
Operating Cash Flow (Restated)
Net cash provided by operating activities was $42.8 million for the three months ended March 31, 2023, an increase of $43.0 million compared to net cash (used in) operating activities of $(0.2) million for the three months ended March 31, 2022. The increase was driven primarily by lower working capital requirements of $19.8 million, a favorable increase in net income of $17.9 million and a decrease in other liabilities of $4.5 million. During the three months ended March 31, 2023, lower working capital requirements resulted in a cash outflow of $13.0 million compared to a cash outflow of $32.8 million for the three months ended March 31, 2022, mainly due to lower trade receivables, higher other accrued expenses and lower inventories, partially offset by lower related party and trade payables.
Dividends received from our unconsolidated equity investees were zero for the three months ended March 31, 2023 and March 31, 2022. Dividends are typically paid in the second through the fourth quarters and are included in net cash provided by operating activities.
Investing Cash Flow (Restated)
Net cash used in investing activities for the three months ended March 31, 2023 and March 31, 2022 was primarily used for capital expenditures. Our capital expenditures were $6.4 million (of which approximately $0.7 million were in connection with the separation) and $0.8 million for the three months ended March 31, 2023 and March 31, 2022, respectively, corresponding to approximately 1.5% of net sales for the three months ended March 31, 2023 and approximately 0.2% of net sales for the three months ended March 31, 2022. We also capitalized zero and $0.2 million in internal use software costs for the three months ended March 31, 2023 and March 31, 2022, respectively.
Financing Cash Flow (Restated)
Net cash (used in) and provided by financing activities consists entirely of transfers to Cummins and was $(36.4) million and $1.2 million for the three months ended March 31, 2023 and March 31, 2022, respectively.
Cummins uses a centralized approach to cash management and financing of its operations, including our operations. Accordingly, we have transferred all of our cash to Cummins to be utilized in the central cash management program and as a result do not have cash allocated to us in the combined financial statements.
Contractual Obligations
Our commitments consist of lease obligations for real estate and equipment. For more information regarding our lease obligations, see Note 9, “LEASES” of the historical combined financial statements which provides a summary of our future minimum lease payments.
Application of Critical Accounting Policies
A summary of our significant accounting policies is included in Note 3, “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES”, of the historical combined financial statements which discusses accounting policies that we selected from acceptable alternatives.
The historical combined financial statements and unaudited condensed combined financial statements are prepared in accordance with U.S. GAAP which often requires management to make judgments, estimates and assumptions regarding uncertainties that affect the reported amounts presented and disclosed in the financial statements. Management reviews these estimates and assumptions based on historical experience, changes in business conditions and other relevant factors they believe to be reasonable under the circumstances. In any given reporting period, our actual results may differ from the estimates and assumptions used in preparing the historical combined financial statements and unaudited condensed combined financial statements.
Critical accounting estimates are defined as follows: the estimate requires management to make assumptions about matters that were highly uncertain at the time the estimate was made; different estimates reasonably could have been used; or if changes in the estimate are reasonably likely to occur from period to period and the change would have a material impact on our financial condition or results of operations. Our critical accounting estimates include estimating variable consideration for revenue recognition and accounting for income taxes.
Revenue Recognition
We sell to customers either through long-term arrangements or standalone purchase orders. Our long-term arrangements generally do not include committed volumes until underlying purchase orders are issued. Typically, we recognize revenue on the products we sell at a point in time, in accordance with shipping terms or other contractual arrangements.
The transaction price of a contract could be reduced by variable consideration including aftermarket rebates, volume and growth rebates and sales returns. At the time of sale to a customer, we record an estimate of variable consideration as a reduction from gross sales. We primarily rely on historical experience and anticipated future performance to estimate the variable consideration. Revenue is recognized to the extent that it is probable that a significant reversal of revenue will not occur when the contingency is resolved.
For aftermarket rebates and volume and growth rebates, purchase rebates and discounts, management estimates are based on the terms of the arrangements with customers, historical payment experience, volume in quantity or mix of purchases of product during a specified time period and expectations for changes in relevant trends in the future. Adjustments to rebate accruals are made as actual usage becomes known in order to properly estimate the amounts necessary to generate consumer demand based on market conditions as of the balance sheet date.

For product returns, some aftermarket customers are permitted to return small amounts of parts and filters each year. An estimate of future returns is accounted for at the time of sale as a reduction in the overall sales revenue based on historical return rates.
Accounting for Income Taxes
We determine our income tax expense using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Future tax benefits of net operating loss and credit carryforwards are also recognized as deferred tax assets. We evaluate the recoverability of our deferred tax assets each quarter by assessing the likelihood of future profitability and available tax planning strategies that could be implemented to realize our net deferred tax assets. At December 31, 2022, we recorded net deferred tax assets of $7.0 million. The assets included $18.6 million for the value of net operating loss and credit carryforwards. A valuation allowance of $16.4 million was recorded to reduce the tax assets to the net value management believed was more likely than not to be realized. In the event our operating performance deteriorates, future assessments could conclude that a larger valuation allowance will be needed to further reduce the deferred tax assets.
In addition, we operate within multiple taxing jurisdictions and are subject to tax audits in these jurisdictions. These audits can involve complex issues which may require an extended period of time to resolve. We accrue for the estimated additional tax and interest that may result from tax authorities disputing uncertain tax positions. We believe we made adequate provisions for income taxes for all years that are subject to audit based upon the latest information available. A more complete description of our income taxes and the future benefits of our net operating loss and credit carryforwards is disclosed in Note 6, “INCOME TAXES,” to the historical combined financial statements.
Market Risk Disclosure
Foreign Currency Exchange Risk
As a result of our international business presence, we are exposed to foreign currency exchange rate risks. We transact business in foreign currencies and, as a result, our income and financial condition are exposed to movements in foreign currency exchange rates. This risk is closely monitored and managed through the use of financial derivative instruments. Financial derivatives are used by Atmus expressly for hedging purposes and under no circumstances are they used for speculative purposes. Substantially all of Atmus’s derivative contracts are subject to master netting arrangements which provide the option to settle certain contracts on a net basis when they settle on the same day with the same currency. In addition, these arrangements provide for a net settlement of all contracts with a given counterparty in the event that the arrangement is terminated due to the occurrence of default or a termination event.
To minimize the income volatility resulting from the remeasurement of net monetary assets and payables denominated in a currency other than the functional currency, Atmus enters into foreign currency forward contracts, which are considered economic hedges. The objective is to offset the gain or loss from remeasurement with the gain or loss from the fair market valuation of the forward contract. These derivative instruments are not designated as hedges.
The potential gain or loss in the fair value of our outstanding foreign currency contracts, assuming a hypothetical 10% fluctuation in the currencies of such contracts, would not have a material impact on the unaudited condensed combined financial statements for the three month periods ended March 31, 2023 and March 31, 2022. The sensitivity analysis of the effects of changes in foreign currency exchange rates assumes the notional value to remain constant for the next 12 months. The analysis ignores the impact of foreign exchange movements on our competitive position and potential changes in sales levels. Any change in the value of the contracts, real or hypothetical, would be significantly offset by an inverse change in the value of the underlying hedged items.
Risk Factors
There have been no material changes from the risk factors previously disclosed in our IPO Prospectus, except for the additional risk factor set forth below:

We have identified a material weakness in our internal control over financial reporting. If our remediation of said material weakness is not effective, or if we experience additional material weaknesses, or if we fail to design and maintain effective internal control over financial reporting, our ability to timely and accurately report our financial condition and results of operations or comply with applicable laws and regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the value of our common stock.
As a public company, we will be required to maintain internal control over financial reporting and to evaluate and determine the effectiveness of our internal control over financial reporting. Beginning with our annual report on Form 10-K as of and for the year ending December 31, 2024, we will be required to provide a management report on internal control over financial reporting, as well as an attestation of our independent registered public accounting firm.
Subsequent to filing the Company’s registration statement on Form S-1/A, errors in the preparation of the unaudited condensed combined financial statements as of and for the period ended March 31, 2023, were discovered, which management believes resulted because the Company did not design and maintain effective controls over period-end financial reporting to completely identify and accurately account for intercompany and related party transactions.
A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.
We did not design and maintain effective controls over period-end financial reporting to completely identify and accurately account for intercompany and related party transactions. This material weakness resulted in errors in our related party receivables, related party payables, and net parent investment on the Balance Sheets; net cash provided by operating activities and net cash used in financing activities on the Statements of Cash Flows; and, net transfers to parent on the Statements of Changes in Net Parent Investment, which resulted in a restatement of the unaudited condensed combined financial statements as of and for the period ending March 31, 2023 and a revision to the combined financial statements as of and for each of the years ending December 31, 2022, 2021 and 2020 and the unaudited condensed combined financial statements as of and for the period ending March 31, 2022. Additionally, this material weakness could result in a misstatement of the aforementioned account balances or disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. We are committed to maintaining a strong internal control environment. Our management, with oversight from our Audit Committee, has begun to take steps to remediate the material weakness.
We cannot assure you that the measures that we are implementing, will be sufficient to remediate the material weakness we have identified or avoid the identification of additional material weaknesses in the future. If the steps we are taking do not remediate the material weakness in a timely manner, there could continue to be a reasonable possibility that these control deficiencies or others could result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected on a timely basis.
As a result of the restatement we may have a higher likelihood of becoming subject to a stockholder or other litigation. We may lose investor confidence in the accuracy and completeness of our financial reports, the market price of our securities could decline, and we could be subject to sanctions or investigations by regulatory authorities. Further, failure to maintain effective internal control over financial reporting and disclosure controls and procedures could also restrict our future access to the capital markets.